Exhibit 10.62

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (the “Agreement”) is made and entered into by and between Craig S. Eastwood (“Employee”) and CytoDyn Inc. (“Employer”) on the date execution is complete by both parties (the “Execution Date”).

RECITALS

A.    Employer has notified Employee of its decision to end his employment effective, April 24, 2020 (the “Separation Date”); and

B.    In accordance with the terms of his Employment Agreement effective November 13, 2019 (the “Eastwood Employment Agreement”), Employer has offered Employee severance pay and other benefits as outlined in this Agreement in exchange for a full release of all claims, and Employee wishes to accept the severance pay on the terms set forth in this Agreement.

AGREEMENT AND RELEASE

NOW, THEREFORE, in consideration of the mutual terms, conditions, promises, and covenants set forth below, it is agreed as follows:

1.    Non-admission of Liability. This Agreement is to be entered into on a non-precedential basis and shall not be construed in any way as an admission by Employer of any liability whatsoever against Employee or any other persons. Employer specifically disclaims any liability to, or any acts of wrongdoing against Employee or any other persons.

2.    Separation from Employment and Final Paycheck. Employee’s employment with Employer terminated effective April 24, 2020 (the “Separation Date”) and he will receive his final paycheck inclusive of his salary through the Separation Date, any outstanding reimbursements, and any accrued but unused vacation, on the next regular payroll date irrespective of his acceptance of this Agreement as provided herein.

3.    Consideration by Employer. Employer agrees to provide the following, provided that Employee accepts without revocation as provided in Section 10, and otherwise complies with, this Agreement:

a.    Employer agrees to pay Employee the sum of Two Hundred Forty-Five Thousand Dollars 00/100 ($245,000.00) in severance pay, less standard deductions required by law (“Severance Payment”). The Severance Payment will be paid in equal bi-weekly installments over a twelve (12) month period through the Employer’s normal payroll processing commencing 60 days following the Separation Date; provided that this Agreement has become effective as set forth in Section 10, and subject to the requirements of Section 13.

Notwithstanding the foregoing, at the election of Employer with the approval of its Board of Directors in its sole discretion, any installment of the Severance Payment may be satisfied in whole or in part by the issuance of shares of Employer’s Common Stock to Employee with a Fair Market Value, as defined in Employer’s 2012 Equity Incentive Plan, as amended (the “Plan”), on the date of issuance equal to the amount of the Severance Payment to be paid in shares.

b.    Subject to applicable provisions of the Plan and the Stock Option Award Agreements between Employer and Employee dated April 29, 2019, June 18, 2019, November 13, 2019, and February 21, 2020, all stock options that Employee may have under the Plan shall vest and become exercisable, to the extent not already vested and (if applicable) exercisable, as of the Separation Date and will remain exercisable until the expiration of three months following the Separation Date.

4.    Medical Benefits. Employee’s group health coverage (if any) will continue through April 30, 2020. Employee and any of Employee’s qualified beneficiaries may elect and pay for continuation coverage to extend participation in Employers group health coverage, as applicable, in accordance with any election materials and other continuation coverage eligibility notices sent to Employee by the plan’s designated administrator.

5.    Complete Release of Employer. In consideration of the consideration provided by Employer as set forth herein, Employee does hereby, and for his heirs, representatives, executors, administrators, successors, and assigns, release, acquit, and forever discharge Employer and all persons or entities associated therewith, and all of their officers, directors, shareholders, employees, agents, insurers, and attorneys, and each of them (“Releasees”), from any and all actions, causes of action, obligations, costs, expenses, damages, losses, claims, liabilities, suits, debts, and demands (including attorneys’ fees and costs actually incurred), of whatever character in law or in equity known or unknown, suspected or unsuspected, from the beginning of time to the date of execution hereof, except as otherwise excluded by the terms of this Agreement. Employee hereby forever covenants not to pursue any lawsuit, arbitration, or administrative claim arising out of his employment or termination of employment by Employer that is released pursuant to this Agreement. Employee represents and warrants that he is aware of no action, charge or lawsuit involving any released claim pending as of the date Employee signs this Agreement.

This release specifically includes but is not limited to rights and claims under any local, state, or federal laws prohibiting discrimination and retaliation in employment, including claims under any local, state or federal statute for age discrimination (such as the Age Discrimination in Employment Act), the Civil Rights Acts of 1964, as amended, the Americans With Disabilities Act, the Employee Retirement Income Security Act, as well as any other state or federal laws or common law theories relating to discrimination or retaliation in employment, the termination of employment or personal injury, including all claims for additional compensation, economic and noneconomic, back pay or benefits, and any and all contractual claims, including without limitation those arising out of or related to the Eastwood Employment Agreement. Employee acknowledges that this release includes any unknown claims. Employee also acknowledges that he is not owed any wages, benefits or other compensation by Employer other than as expressly outline in this Agreement.

No part of this agreement limits or interferes with Employee’s right to pursue, participate in, or cooperate with any charge of discrimination against Employer by a state or federal agency enforcing discrimination laws. However, Employee does release his right to any relief, damages, costs, attorney fees, or other monies in any such proceeding by a state or federal agency.

Notwithstanding the foregoing, this release shall not include: (i) any claims based on obligations created by or reaffirmed in this Agreement; (ii) any unemployment insurance claims and any workers’ compensation claims; or (iii) any claim that cannot be waived based on applicable law.

6.    Return of Employer’s Property. As additional and necessary consideration for the consideration outlined in Section 3 above, Employee warrants and represents that he has not removed and will not remove any Employer property from its premises, except and to the extent authorized by Employer in writing. Employee agrees to return all of the property unaltered and undamaged immediately upon termination of employment, except to the extent authorized by Employer in writing.

7.    Transition Assistance. As additional and necessary consideration for the severance benefits, Employee agrees to be reasonably available and responsive to Employer to answer questions as needed to facilitate the transition with respect to Employee’s former position.

8.    Continuing Confidentiality. Employee acknowledges and reaffirms his post-employment commitments as reflected in the Inventions Assignment and Non-Disclosure Agreement dated April 8, 2019, Employer’s confidentiality policies and directives communicated to him during employment, and applicable law.

9.    Full and Independent Knowledge. Employee acknowledges that this Agreement is written in language he understands, that he has been advised in writing to consult with an attorney prior to signing this Agreement. Employee acknowledges that he has carefully read and fully understands all the provisions of this Agreement, and that he is voluntarily entering into this Agreement.

10.    Consideration and Revocation Periods. In accordance with the requirements mandated by the Older Worker Benefits Protection Act, the parties agree and acknowledge as follows:

a.    Employee specifically intends to knowingly and voluntarily waive any rights he may have under the Age Discrimination in Employment Act (“ADEA”), and he intends to release Releasees from any and all claims for damages or other remedies he may have under the ADEA. This release is not to be construed as a waiver of ADEA claims that may arise after the execution of this Agreement.

b.    By this Agreement, Employer has advised Employee that he should consult with and obtain the advice of an attorney of his choice before signing this Agreement.

c.    This Agreement was delivered to Employee on April 24, 2020 and he shall have forty-five (45) calendar days from this date to consider this Agreement. By executing this Agreement on the date specified below, Employee waives the balance of that consideration period, if any remains.

d.    This Agreement must be accepted by Employee by delivering a signed copy of this Agreement to Arian Colachis at acolachis@cytodyn.com. If a signed document is not received by the end of the 45th calendar day specified above, and the parties have not agreed in writing to an extension, this Agreement shall be null and void, and the offer of consideration and other terms contained herein revoked.

e.    After signing, Employee may revoke this Agreement within seven (7) calendar days of the day that he signs this Agreement by delivering written notice in the same manner outlined above. If he does so, this entire Agreement becomes invalid and unenforceable and no severance or any other benefit provided hereunder will be provided to Employee. This Agreement becomes effective on the eighth (8th) day after Employee signs it without revocation as specified herein.

11.    No Representations. Employee acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to him by Employer or by any of Employer’s agents, representatives, or attorneys to induce the execution of this Agreement.

12.    Ownership of Claims. Employee represents that he has not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein related in any way to Employer, its officers, employees, or agents. Employee further agrees to indemnify, defend, and hold harmless each and all of the Releasees against any and all claims based on, arising out of or in connection with any such transfer or assignment, or purported transfer or assignment, of any claims or any portion thereof or interest therein.

13.    409A Compliance. The payments under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code (the “Code”) by reason of being either “short-term deferrals” within the meaning of Treasury Regulation Section 1.409A-1(b)(4) or separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9). All provisions of this Agreement shall be interpreted in a manner consistent with preserving these exemptions. Each payment of any severance amount payable under this Agreement will be considered a “separate payment” and not one of a series of payments for purposes of Code Section 409A. As used in this Agreement, “termination of employment” and similar terms means “separation from service” as defined and interpreted in Code Section 409A, Treasury Regulation 1.409A-1(h), or in subsequent regulations or other guidance issued by the Internal Revenue Service. In no event will Employer be liable for any tax, interest, or penalties that may be imposed on Employee under Code Section 409A or any damages for failing to comply with Code Section 409A.

14.    Complete Understanding. Except as otherwise expressly provided or incorporated by reference herein, all agreements and understandings between the parties are embodied and expressed herein. Employee acknowledges that no representations have been made to him other than those set forth herein.

15.    Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of Washington.

16.    Counterparts and Electronic Signatures. This Agreement may be executed in counterparts and each shall be deemed an original, but all of which together shall constitute a single instrument. The parties agree further that the exchange of copies of this Agreement and of signature pages by facsimile or electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by electronic means as described herein shall be deemed to be their original signatures for all purposes.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN OR UNKNOWN CLAIMS.

EMPLOYEE:	EMPLOYER:

CytoDyn Inc.

/s/Craig S. Eastwood	/s/Nader Pourhassan
Craig S. Eastwood	By: Nader Pourhassan, President and CEO

Date: 4/30/2020	Date: 5/1/2020